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                                                                      EXHIBIT 21

Subsidiaries of the Company:

      Mountain National Bank, a national banking association
      MNB Capital Trust I, a Delaware statutory trust

      MNB Holdings, Inc., a Tennessee Corporation
      MNB Investments, Inc., a Nevada Corporation
      MNB Real Estate, Inc., a Maryland Corporation